Exhibit 99.1

Polymer Group, Inc. 9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 www.polymergroupinc.com 704-697-5100

Polymer Group, Inc. Announces Closure of Landisville, New Jersey Plant

For Immediate Release

June 2, 2008

[Charlotte, NC] — Polymer Group, Inc. (OTC Bulletin Board: POLGA; POLGB) today announced that it will close its manufacturing plant in Landisville, New Jersey to better align the company’s capabilities with its long-term strategic direction.

The company intends to close the Landisville plant, which currently manufactures carded thermal bond and chemical bond products for the hygiene and medical markets, by the end of the third quarter of 2008.  Certain products lines are expected to be transitioned to other facilities within the U.S. operations while others will be discontinued.  The company will provide the approximately 85 affected workers with severance and displacement assistance.

“PGI’s focus on leading market positions and global growth requires a constant assessment of our capabilities compared to the market needs,” said Veronica (Ronee) Hagen, Polymer Group’s chief executive officer. “The consolidation of the Landisville facility is a function of market demand shifting away from the technological capabilities of the plant and is consistent with our efforts to focus resources on best-in-class technology and product offerings.  These decisions are difficult and we regret the impact they will have on our employees, but they are necessary steps to maintain our competitive position and effectively serve the needs of our global customer base.”

After the consolidation is complete, PGI will continue to operate seven plants in the U.S.  Other locations include Benson and Mooresville, North Carolina; North Little Rock, Arkansas; Waynesboro, Virginia; Kingman, Kansas; Clearfield, Utah; Guntown, Mississippi and Clackamas, Oregon.

As a result of the decision to consolidate the operations, the company estimates that it will recognize restructuring charges of approximately $1.9 million to $3.8 million in 2008.  Additionally, the company anticipates proceeds of approximately $1.0 million to $3.0 million from the sale of the idled facility and equipment.  The initiative is not expected to have a material impact on the company’s gross profit in 2008.

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 18 manufacturing and converting facilities in eight countries throughout the world.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements speak only as of the date of this release.  Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include: general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; substantial debt levels and potential inability to maintain sufficient liquidity to finance the company’s operations and make necessary capital expenditures; inability to meet existing debt covenants; information and technological advances; changes in environmental laws and regulations; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; changes in selling prices to customers which are based, by contract, on changes to an underlying index; domestic and foreign competition; reliance on major customers and suppliers; inability to achieve successful or timely start-up on new or modified production lines; achievement of objectives for strategic acquisitions and dispositions; and risks related to operations in foreign jurisdictions.  Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

For further information, please contact:
Dennis Norman
Vice President – Strategic Planning & Communication
(704) 697-5186
normand@pginw.com

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